Exhibit 99.1

LIFE PARTNERS ANNOUNCES AUDITOR RESIGNATION

WACO, TX – January 18, 2010 – Life Partners Holdings, Inc. (NASDAQ GS: LPHI), a leader in the life settlements industry, announced today that it has been advised by Eide Bailly LLP that the firm has resigned as the Company’s independent registered public accounting firm effective January 13, 2010.

The decision to change auditors was not the result of any disagreements between the Company and Eide Bailly on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

“We commend Eide Bailly for their professionalism and hard work during their tenure and have enjoyed working with them,” said Tad Ballantyne, Chairman of the Audit Committee.

The Company is conducting a thorough and immediate evaluation involving discussions with several highly experienced accounting firms and expects to announce Eide Bailly’s successor within the next few weeks.  Eide Bailly has assured the Company that they will assist in making a seamless transition to the firm ultimately chosen by the Company’s Audit Committee.

The Company does not anticipate the change in auditors will delay the filing of its annual report due on May 14, 2010.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 100,000 transactions for its worldwide client base of approximately 25,000 high net worth individuals and institutions in connection with the purchase of over 6,200 policies totaling over $2.2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

LPHI-G

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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